Exhibit 99.1

Contact:
Sam Fisch	800-972-0538

Veru Reports Strong Fiscal 2020 Second Quarter Results as

Net Revenues Increase 43%, Gross Profit Up 61%

—Strong Clinical Progress in Advanced Prostate Cancer: VERU-111 Demonstrates Safety and Evidence of Antitumor Activity with Durable PSA Declines and Tumor Regression in Phase 1b Study; Phase 2 study enrolling; Plan to Meet with FDA as Positive Clinical Data Supports Clinical Advancement to Pivotal Phase 3 Study—

—Unique Dual Mechanism of Action of VERU-111 Potentially Effective Against COVID-19; FDA Grants Permission to Initiate Phase 2 Clinical Study; First Patient to be Dosed within 2 Weeks—

—Commercial Business Continues to Deliver Robust Growth—

—Company to Host Investor Conference Call Today at 8 a.m. ET to Discuss Financial Results and Business Highlights—

MIAMI – May 13, 2020 – Veru Inc. (NASDAQ: VERU), an oncology and urology biopharmaceutical company with a focus on developing novel medicines for the management of prostate cancer, today announced that net revenues increased 43% and gross profit rose 61% for its fiscal 2020 second quarter ended March 31, 2020.

Second-Quarter Financial Highlights: Fiscal 2020 vs Fiscal 2019

•	Net revenues increased 43% to $9.9 million from $7.0 million;

•	Gross profit of $7.4 million, up 61% from $4.6 million;

•	Gross margin climbed to 75% of net revenues from 66%;

•	FC2 US prescription net revenues grew 168% to $7.0 million from $2.6 million;

•	Operating loss significantly narrowed to $0.3 million from $2.1 million; and

•	Net loss was $ 0.8 million, or $0.01 per share, compared with $4.0 million, or $0.06 per share.

Year-to-Date Financial Highlights: Fiscal 2020 vs Fiscal 2019

•	Net revenues rose 54% to $20.5 million from $13.3 million;

•	Gross profit of $14.7 million, up 59% from $9.3 million; and

•	Gross margin climbed to 72% of net revenues from 69%.

“Substantial growth in prescription sales of FC2 was the key driver for our strong fiscal 2020 second quarter performance,” said Mitchell Steiner, M.D., Chairman, President and Chief Executive Officer of Veru. “Net revenues and gross profit grew 43% and 61%, respectively, compared with the same quarter last year. Moreover, our gross margin percentage rose to 75% of net revenues, which is significantly higher than both last year’s second quarter and our preceding quarter. Our operating loss significantly narrowed to $0.3 million. Our PREBOOST®/Roman® Swipes product continued its upward sales trajectory and is becoming a solid contributor to our business. Our commercial business continues to generate significant funding for our advancing clinical development of multiple prostate and oncology drug candidates which are progressing nicely. Positive clinical results have firmly positioned Veru as an oncology focused biopharmaceutical company.”

Pharmaceutical Pipeline FY Q2 Highlights:

VERU-111 for Advanced Prostate Cancer

“Our drug product development continues to progress at a substantial pace,” said Dr. Steiner. “Last week we announced exciting results from our Phase 1b clinical trial of VERU-111 for the treatment of metastatic castration resistant prostate cancer (mCRPC) in men who have also become resistant to novel androgen blocking agents such as abiraterone or enzalutamide. As for safety, the maximum tolerated dose (MTD) of VERU-111 was determined to be 72mg (3 of 11 men had reversible Grade 3 diarrhea). No Grade 3 diarrhea was observed at doses less than 72 mg per day. At doses of VERU-111 of 63 mg and lower per day, mild to moderate nausea, vomiting, diarrhea and fatigue were the most common adverse events. There were no reports of neurotoxicity and no neutropenia at doses 63 mg and lower oral daily dosing continuous for 21 days per cycle.”

“Efficacy (antitumor activity) was assessed by serum PSA and standard local imaging with bone and CT scans. In the eight men that received at least four 21-day cycles of oral VERU-111 at any dose, based upon their 21-day cycle baseline PSA levels, 6/8 (75%) had decreases in their PSA levels, 4 patients (50%) demonstrated a ≥ 30% decline, and 2 patients (25%) had a ≥ 50% decline in serum PSA. Based upon PCWG3 and Response Evaluation Criteria in Solid Tumors (RECIST) 1.1 criteria, objective tumor responses were seen in 2 patients (25%) (soft tissue and bone) and 5/8 patients (63%) had stable disease. Objective tumor responses and PSA declines lasted longer than 12 weeks. The primary endpoint used in pivotal efficacy studies for the treatment of metastatic castration-resistant prostate cancer is median time to cancer progression by imaging (bone and CT scans). In the current study, median duration of response, or time to cancer progression, has not been reached since 7 out of 8 of the men are still being treated on the study with an average duration of response of 10 months (range = 6-14 months). There are an additional 3 subjects on study that have not yet completed four 21-day cycles; therefore, a total of 10 men are still on study. Based on the positive data from the Phase 1b study, we have initiated and are continuing to enroll patients in the Phase 2 portion of the study. We will meet with FDA next quarter to gain agreement on the registration Phase 3 design for this indication. We also plan to present an update of the Phase 1b/2 clinical data at the next possible upcoming major scientific meeting. We believe VERU-111, with a different mechanism of drug action, could address this significant unmet medical need as a treatment for this rapidly growing indication, metastatic castration and androgen blocking agent resistant prostate cancer prior to IV chemotherapy.”

VERU-111 Possible Treatment for COVID-19

“Yesterday we received FDA permission to initiate a Phase 2 clinical trial to assess the efficacy of VERU-111 in combating COVID-19, the global pandemic disease caused by the novel coronavirus SARS-CoV-2. We have initiated the study and expect the first patient to be dosed within 2 weeks. We believe that VERU-111, a microtubule depolymerization agent that has broad antiviral activity, could be effective against the SARS CoV-2 virus by disrupting its intracellular transport along the microtubules. Microtubule trafficking is critical for viruses to cause infection. Furthermore, microtubule depolymerization agents that target α and ß tubulin subunits of microtubules, like VERU-111, also have strong anti-inflammatory effects, including the potential to treat the cytokine release syndrome (cytokine storm) and septic shock induced by the SARS-CoV-2 viral infection that seems to be associated with high COVID-19 mortality rates.”

“Based on the strong pharmacologic rationale, as well as the preclinical and clinical studies supporting both the antiviral and anti-inflammatory effects of VERU-111 and its acceptable safety profile to date, we will proceed with this placebo-controlled Phase 2 study in patients that have been hospitalized for SARS-CoV-2 and who are at high risk for Acute Respiratory Distress Syndrome (ARDS) . The small study is designed to evaluate VERU-111’s ability to improve pulmonary symptoms and recovery and to avoid the need for mechanical ventilation.”

VERU-111 COVID-19: Phase 2 Clinical Trial

The Phase 2 clinical trial is a double-blind randomized (1:1) placebo-controlled trial evaluating daily oral doses of 18mg VERU-111 for 21 days versus placebo in 40 hospitalized patients (20 subjects will be treated with VERU-111 and 20 subjects will receive placebo) who tested positive for the SARS-CoV-2 virus and who are at high risk for ARDS. The primary efficacy endpoint will be proportion of subjects that are alive without respiratory distress at Day 29. Secondary endpoints will include measures of improvements on the WHO Disease Severity Scale (8-point ordinal scale), which captures COVID-19 disease symptoms and signs, including hospitalization to progression of pulmonary symptoms to mechanical ventilation as well as death.

“Although Veru is focused in prostate cancer and oncology, due to the urgency of the current global pandemic and the fact that VERU-111 has the potential to treat both SARS-CoV-2 infection and the associated reactive severe lung inflammation in COVID-19 patients at high risk for ARDS, the Company is duty-bound to pursue this COVID-19 indication even though it is not the primary focus of the Company. There is minimal downside to conducting this small study, and if VERU-111 has efficacy and safety, the upside is substantial for COVID-19 patients,” said Dr. Steiner.

Because of this urgent need for effective and timely therapeutics to combat COVID-19, the Company has applied for significant grant funding through both The Biomedical Advanced Research and Development Authority of the US Department of Health and Human Services (BARDA) and The Defense Advanced Research Projects Agency of the US Department of Defense (DARPA) to expedite the clinical development program of VERU-111 for COVID-19. There can be no assurances that any such grant funding will be provided.

Event Details

Veru Inc. will host a conference call today at 8 a.m. ET to review the Company’s performance. Interested investors may access the call by dialing 800-341-1602 from the U.S. or 412-902-6706 from outside the U.S. and asking to be joined into the Veru Inc. call. The call will also be available through a live, listen-only audio broadcast via the Internet at www.verupharma.com. A playback of the call will be archived and accessible on the same website for at least three months. A telephonic replay of the conference call will be available, beginning the same day at approximately 12 p.m. (noon) ET by dialing 877-344-7529 for U.S. callers, or 412-317-0088 from outside the U.S., passcode 10143040, for one week.

About Veru Inc.

Veru Inc. is an oncology and urology biopharmaceutical company with a focus on developing novel medicines for the management of prostate cancer. The Veru prostate cancer pipeline includes VERU-111, Zuclomiphene citrate and VERU-100. VERU-111 is an oral, next-generation, first-in-class small molecule that targets and disrupts alpha and beta tubulin subunits of microtubules in cells to treat metastatic prostate cancer patients whose disease is resistant to both castration and novel androgen blocking agents (abiraterone or enzalutamide). VERU-111 is being evaluated in men with metastatic castration and androgen-blocking agent resistant prostate cancer in two portions of an ongoing open label clinical trial – the Phase 1b portion and the Phase 2 portion. The Phase 2 portion targets men who have metastatic castration resistant prostate cancer who have also become resistant to novel androgen blocking agents, such as abiraterone or enzalutamide, but prior to proceeding to IV chemotherapy — also referred to as the prechemotherapy stage. VERU-111 is also being evaluated in a Phase 2 clinical trial to assess the efficacy of VERU-111 in combating COVID-19. Zuclomiphene citrate is an oral nonsteroidal estrogen receptor agonist being evaluated for estrogenic activity in a Phase 2 trial (Stage 1 testing placebo, Zuclomiphene 10mg, and Zuclomiphene 50mg) to treat hot flashes, a common side effect caused by androgen deprivation therapy (ADT) in men with advanced prostate cancer. Following an End of Phase 2 meeting with the FDA, the Company plans to advance Zuclomiphene Citrate to a Phase 3 clinical trial in men with advanced prostate cancer who experience moderate to severe hot flashes with a potential start date in late calendar year 2020. VERU-100 is a novel, proprietary peptide formulation for ADT with multiple potential beneficial clinical attributes addressing the shortfalls of current FDA-approved ADT formulations for the treatment of advanced prostate cancer. VERU-100 is a long-acting gonadotropin-releasing hormone (GnRH) antagonist designed to be administered as a small volume subcutaneous 3-month depot injection without a loading dose. VERU-100 will immediately suppress testosterone with no testosterone surge upon initial or repeated administration — a problem which occurs with currently approved luteinizing hormone-releasing hormone (LHRH) agonists used for ADT. There are no GnRH antagonists commercially approved beyond a one-month injection. VERU-100 is anticipated to enter a Phase 2 dose-finding study with a potential start date in the third quarter of calendar year 2020.

Veru is also advancing new drug formulations in its specialty pharmaceutical pipeline addressing unmet medical needs in urology such as the Tadalafil and Finasteride Combination (TADFIN®) for the administration of tadalafil 5mg and finasteride 5mg combination formulation dosed daily for benign prostatic hyperplasia (BPH). Tadalafil (CIALIS®) is currently approved for treatment of BPH and erectile dysfunction and finasteride is currently approved for treatment of BPH (finasteride 5mg PROSCAR®) and male pattern hair loss (finasteride 1mg PROPECIA®). The co-administration of tadalafil and finasteride has been shown to be more effective for the treatment of BPH than by finasteride alone. The Company had a successful pre-NDA meeting with the FDA and the expected submission of the NDA for TADFIN is the fourth quarter of calendar year 2020 or early 2021. Veru is also developing Tamsulosin XR capsules which is a formulation of tamsulosin, the active ingredient in FLOMAX®, which Veru has designed to avoid the “food effect” inherent in currently marketed formulations of the drug, allowing for potentially safer administration and improved patient compliance.

The Company’s commercial products include the FC2 Female Condom / FC2 Internal Condom® (“FC2”), an FDA-approved product for the dual protection against unwanted pregnancy and the transmission of sexually transmitted infections, and the PREBOOST® 4% benzocaine medicated individual wipe for the treatment of premature ejaculation. The Company’s Female Health Company Division markets and sells FC2 commercially and in the public health sector both in the U.S. and globally. In the U.S., FC2 is available by prescription through multiple third party telemedicine and internet pharmacy providers, retail pharmacies, as well as OTC via the Company’s website at www.fc2.us.com. In the global public health sector, the Company markets FC2 to entities, including ministries of health, government health agencies, U.N. agencies, nonprofit organizations and commercial partners, that work to support and improve the lives, health and well-being of women around the world. PREBOOST® is marketed exclusively through online sales in the U.S. under the Roman Swipes brand name by Roman Health Ventures Inc. Roman is a leading telemedicine company that discreetly sells men’s health products via the internet website www.getroman.com. To learn more about Veru products please visit www.verupharma.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding the expected timing of clinical trials for the treatment of COVID-19 using VERU-111, the therapeutic potential for VERU-111 to treat COVID-19, the Company’s request for funding from BARDA and DARPA in connection with its COVID-19 clinical trial, the regulatory pathway to secure FDA approval of the Company’s drug candidates, the anticipated timeframe for clinical studies and FDA submissions, and clinical study results including potential benefits and the absence of adverse events. Any forward-looking statements in this release are based upon the Company’s current plans and strategies and reflect the Company’s current assessment of the risks and uncertainties related to its business and are made as of the date of this release. The Company assumes no obligation to update any forward-looking statements contained in this release because of new information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: risks related to the development of the Company’s product portfolio, including clinical trials, regulatory approvals and time and cost to bring to market; potential delays in the timing of and results from clinical trials and studies, including potential delays in the recruitment of patients and their ability to effectively participate in such trials and studies due to COVID-19, and the risk that such results will not support marketing approval and commercialization; potential delays in the timing of any submission to the FDA and regulatory approval of products under development and the risk that disruptions at the FDA caused by the COVID-19 pandemic may delay the review of submissions or approvals for new drugs; clinical results or early data from clinical trials may not be replicated or continue to occur in additional trials or may not otherwise support further development in the specified product candidate or at all; our pursuit of a COVID-19 treatment candidate is at an early stage and we may be unable to develop a drug that successfully treats the virus in a timely manner, if at all; risks related to our commitment of financial resources and personnel to the development of a COVID-19 treatment which may cause delays in or otherwise negatively impact our other development programs, despite uncertainties about the longevity and extent of COVID-19 as a global health concern; government entities may take actions that directly or indirectly have the effect of limiting opportunities for VERU-111 as a COVID-19 treatment, including favoring other treatment alternatives or imposing price controls on COVID-19 treatments; the risk that the Company’s products may not be commercially successful; risks related to the impact of the COVID-19 pandemic on our business, the nature and extent of which is highly uncertain and unpredictable; risks relating to the ability of the Company to obtain sufficient financing on acceptable terms when needed to fund development and operations, including our ability to secure timely grant or other funding to develop VERU-111 as a potential COVID-19 treatment; product demand and market acceptance; competition in the Company’s markets and therapeutic areas and the risk of new or existing competitors with greater resources and capabilities and new competitive product approvals and/or introductions; the risk that the Company’s will be affected by regulatory developments, including a reclassification of products; price erosion, both from competing products and increased government pricing pressures; manufacturing and quality control problems; compliance and regulatory matters, including costs and delays resulting from extensive governmental regulation, and effects of healthcare insurance and regulation, including reductions in reimbursement and coverage or reclassification of products; some of the Company’s products are in development and the Company may fail to successfully commercialize such products; risks related to intellectual property, including the uncertainty of obtaining patents, the effectiveness of the patents or other intellectual property protections and ability to enforce them against third parties, the uncertainty regarding patent coverages, the possibility of infringing a third party’s patents or other intellectual property rights, and licensing risks; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay, restructuring or substantial delayed payments; the risk that delays in orders or shipments under government tenders or the Company’s U.S. prescription business could cause significant quarter-to-quarter variations in the Company’s operating results and adversely affect its net revenues and gross profit; a governmental tender award indicates acceptance of the bidder’s price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount or award; penalties and/or debarment for failure to satisfy tender awards; the Company’s reliance on its international partners and on the level of spending by country governments, global donors and other public health organizations in the global public sector; risks related to concentration of accounts receivable with our largest customers and the collection of those receivables; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company’s production capacity, efficiency and supply constraints and interruptions, including potential disruption of production at the Company’s manufacturing facilities and/or of the Company’s ability to timely supply product due to labor unrest or strikes, labor shortages, raw material shortages, physical damage to the Company’s facilities, COVID-19 (including the impact of COVID-19 on suppliers of key raw materials), product testing, transportation delays or regulatory actions; risks related to the costs and other effects of litigation, including product liability claims; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. These documents are available on the “SEC Filings” section of our website at www.verupharma.com/investors.

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FINANCIAL SCHEDULES FOLLOW

Veru Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	September 30,
	2020	2019
Cash and cash equivalents	$2,557,514	$6,295,152
Accounts receivable, net	5,802,016	5,021,057
Inventory, net	6,016,323	3,647,406
Prepaid expenses and other current assets	3,084,037	1,843,297

Total current assets	17,459,890	16,806,912
Property and equipment, net	332,362	351,895
Operating lease right-of-use assets	1,075,601	—
Deferred income taxes	8,632,613	8,433,669
Intangible assets, net	20,010,311	20,168,495
Goodwill	6,878,932	6,878,932
Other assets	1,486,446	988,867

Total assets	$55,876,155	$53,628,770

Accounts payable	$4,235,679	$3,124,751
Accrued expenses and other current liabilities	5,523,125	5,509,575
Credit agreement, short-term portion	6,662,842	5,385,649
Operating lease liability, short-term portion	398,513	—
Total current liabilities	16,820,159	14,019,975
Credit agreement, long-term portion	2,333,267	2,886,382
Residual royalty agreement	4,408,215	3,845,518
Operating lease liability, long-term portion	871,572	—
Deferred income taxes	296,605	296,605
Other liabilities	31,760	247,154

Total liabilities	24,761,578	21,295,634
Total stockholders’ equity	31,114,577	32,333,136

Total liabilities and stockholders’ equity	$55,876,155	$53,628,770

Veru Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net revenues	$9,943,104	$6,976,115	$20,521,120	$13,347,924
Cost of sales	2,506,606	2,367,264	5,815,527	4,094,993

Gross profit	7,436,498	4,608,851	14,705,593	9,252,931
Operating expenses	7,736,176	6,733,441	16,789,664	12,389,248

Operating loss	(299,678)	(2,124,590)	(2,084,071)	(3,136,317)
Non-operating expenses	(643,971)	(1,884,278)	(2,241,422)	(2,928,851)

Loss before income taxes	(943,649)	(4,008,868)	(4,325,493)	(6,065,168)
Income tax (benefit) expense	(133,140)	25,167	(209,883)	117,665

Net loss	$(810,509)	$(4,034,035)	$(4,115,610)	$(6,182,833)

Net loss per basic and diluted common share outstanding	$(0.01)	$(0.06)	$(0.06)	$(0.10)
Basic and diluted weighted average common shares outstanding	65,367,493	62,767,258	65,202,103	62,659,352

Veru Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended March 31,
	2020	2019
Net loss	$(4,115,610)	$(6,182,833)
Adjustments to reconcile net loss to net cash used in operating activities	3,951,890	4,291,238
Changes in operating assets and liabilities	(4,763,771)	(2,110,984)

Net cash used in operating activities	(4,927,491)	(4,002,579)
Net cash used in investing activities	(54,680)	(644)
Net cash provided by financing activities	1,244,533	6,140,250

Net (decrease) increase in cash	(3,737,638)	2,137,027
Cash at beginning of period	6,295,152	3,759,509

Cash at end of period	$2,557,514	$5,896,536

Veru Inc.

Operating Income (Loss) by Segment (unaudited)

	Three Months Ended March 31, 2020
	Commercial	Research & Development	Corporate	Total
Net revenues
FC2	$9,522,271	$—	$—	$9,522,271
PREBOOST	420,833	—	—	420,833

Total net revenues	9,943,104	—	—	9,943,104
Cost of sales	2,506,606	—	—	2,506,606

Gross profit	7,436,498	—	—	7,436,498
Operating expenses	1,250,287	3,866,775	2,619,114	7,736,176

Operating income (loss)	$6,186,211	$(3,866,775)	$(2,619,114)	$(299,678)

	Six Months Ended March 31, 2020
	Commercial	Research & Development	Corporate	Total
Net revenues
FC2	$19,947,195	$—	$—	$19,947,195
PREBOOST	573,925	—	—	573,925

Total net revenues	20,521,120	—	—	20,521,120
Cost of sales	5,815,527	—	—	5,815,527

Gross profit	14,705,593	—	—	14,705,593
Operating expenses	2,715,789	9,113,156	4,960,719	16,789,664

Operating income (loss)	$11,989,804	$(9,113,156)	$(4,960,719)	$(2,084,071)

(Continued)

Veru Inc.

Operating Income (Loss) by Segment

(unaudited)

	Three Months Ended March 31, 2019
	Commercial	Research & Development	Corporate	Total
Net revenues
FC2	$6,843,923	$—	$—	$6,843,923
PREBOOST	132,192	—	—	132,192

Total net revenues	6,976,115	—	—	6,976,115
Cost of sales	2,367,264	—	—	2,367,264

Gross profit	4,608,851	—	—	4,608,851
Operating expenses	1,807,111	2,888,361	2,037,969	6,733,441

Operating income (loss)	$2,801,740	$(2,888,361)	$(2,037,969)	$(2,124,590)

	Six Months Ended March 31, 2019
	Commercial	Research & Development	Corporate	Total
Net revenues
FC2	$13,168,320	$—	$—	$13,168,320
PREBOOST	179,604	—	—	179,604

Total net revenues	13,347,924	—	—	13,347,924
Cost of sales	4,094,993	—	—	4,094,993

Gross profit	9,252,931	—	—	9,252,931
Operating expenses	3,092,010	5,250,184	4,047,054	12,389,248

Operating income (loss)	$6,160,921	$(5,250,184)	$(4,047,054)	$(3,136,317)

(Concluded)